Exhibit 10.1

EMPLOYMENT AGREEMENT

This is an Agreement made and entered into as of February 22, 2008, between AIR METHODS CORPORATION, a Delaware corporation (the “Company”), and Paul Tate (the “Executive”).

RECITALS

The Company wishes to employ the Executive in the executive positions described below, and the Executive wishes to accept such employment.  The Company and the Executive desire to set forth in this Agreement the terms and conditions of the Executive’s employment by the Company, effective as the date hereof.

AGREEMENT

In consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Employment; Position; Term.  The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, in the capacity of Chief Operating Officer.  Subject to Section 4, the term of the Executive’s employment under this Agreement shall be for one (1) year, beginning March 31, 2008 (the “Start Date”).  The term of this Agreement shall be extended for successive one-year periods on March 1 of each year beginning March 1, 2009, unless on or before three months prior to any such renewal date the Company or the Executive provides written notice to the other of its or his intention not to renew.

2.           Duties, Responsibilities and Authority.  In his capacity as Chief Operating Officer, the Executive shall have primary responsibility for the overall operation and the day-to-day management of the business of the Company.  In the absence or of the Chief Executive Officer, the Chief Operating Officer shall assume and discharge the responsibilities of that office. In this capacity, he shall also perform such other duties as are prescribed by applicable law and the Company’s bylaws for the office which the Executive shall hold pursuant to this Agreement, all of which responsibilities shall be discharged in accordance with policies established by the Company’s Board of Directors (the “Board”).  In his capacity as Chief Operating Officer, the Executive shall report to the Chief Executive Officer and be subject to the additional direction and control of the Board.  The Executive shall devote his full professional and managerial time and effort to the performance of his duties as Chief Operating Officer, and he shall not engage in any other business activity or activities which, in the mutual judgment of the Executive and the Board, do, in fact, conflict with the performance of his duties under this Agreement.

3.           Compensation.

(a)           Salary.  For services rendered under this Agreement, the Company shall pay the Executive a salary of $295,000 per annum (as adjusted pursuant to Section 3(b), the "Salary").

(b)           Annual Review and Salary Adjustment.  The Executive’s salary will not be reviewed during the calendar year 2008.  The Executive’s first salary review shall be for the period ending December 31, 2009, and, as appropriate, his salary shall be adjusted effective January 1, 2009 and shall be reviewed annually thereafter during the term of this Agreement.

(c)           Bonus.  In addition to the Salary, the Executive shall be eligible to receive an annual bonus for each year of his employment ending on and after December 31, 2008, as determined by the Board or by the Chief Executive Officer if and to the extent the authority to make such determination is delegated by the Board to the Chief Executive Officer.

(d)           Equity Awards.

(i)           The Executive may participate in stock option programs of the Company in accordance with the policies applicable to other officers of the Company upon such terms as the administrators of such programs in their discretion determine.

(ii)           Options. As additional consideration for the Executive’s performance of services hereunder, effective upon the Start Date, the Company hereby issues to the Executive, under and subject to the Company’s 2006 Equity Compensation Plan (the “Plan”), options (the “Options”) to purchase 25,000 shares of the Company’s common stock, par value $0.06 per share (the “Common Stock”).  It is intended that the maximum amount of these Options as permitted under law shall qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent that all or any portion of the Options do not so qualify, the Options shall be treated as non-qualified options.  The Options shall have an exercise price equal to the Fair Market Value of the Common Stock (as such term is defined in the Plan) on the Start Date (subject to customary adjustments for stock splits and stock dividends) and shall expire on the tenth (10th) anniversary of the Start Date. The Options shall vest and become exercisable one-third (1/3) on each anniversary of the Start Date.

(iii)           Restricted Shares. As additional consideration for the Executive’s performance of services hereunder, effective upon the Start Date, the Company hereby issues to the Executive, under and subject to the Plan, 3,500 restricted shares of Common Stock (the “Restricted Shares”). The Executive’s rights with respect to the Restricted Shares shall remain forfeitable at all times prior to the dates set forth below (each a “Lapse Date”):

Number of Shares	Lapse Date
1,166	1st anniversary of Start Date
1,166	2nd anniversary of Start Date
1,167	3rd anniversary of Start Date

provided however, that, notwithstanding anything to the contrary in the Plan, the Executive shall not be entitled to sell the Restricted Shares until the first (1st) anniversary following the Lapse Date applicable thereto.

(e)           Benefits and Vacation.  The Executive shall be eligible to participate in such insurance programs (health, disability, or life) or such other health, dental, retirement, or similar employee benefits programs as the Board may approve, on a basis comparable to that available to other senior officers and executive employees of the Company, including such long-term disability benefits as may be available to other executive officers of the Company.  The Executive shall be entitled to four (4) weeks of paid vacation per year.  The Executive may accumulate up to one and one-half times his annual vacation accrual rate at any one time.  The value of any unforfeited, accrued but unused vacation time shall be paid in cash to the Executive upon termination of his employment for any reason.

(f)           Reimbursement of Expenses.  The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in the performance of his duties under this Agreement upon the Executive’s presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

4.           Termination.  Either party may terminate the Executive’s employment under this Agreement, without cause, upon ninety (90) days’ written advance notice to the other party, but subject to the provisions of Section 7 hereof.  The Company may terminate the Executive’s employment for “Cause” (as hereinafter defined) immediately upon written notice stating the basis for such termination.  “Cause” for termination of the Executive’s employment shall only be deemed to exist if the Executive has breached this Agreement and if such breach continues or recurs more than 30 days after notice from the Company specifying the action which constitutes the breach and demanding its discontinuance, exhibited willful disobedience of reasonable directions of the Board, or committed gross malfeasance in performance of his duties hereunder or acts resulting in an indictment charging the Executive with the commission of a felony; provided that the commission of acts resulting in such an indictment shall constitute Cause only if a majority of the directors who are not also subject to any such indictment determine that the Executive’s conduct was willful and has substantially adversely affected the Company or its reputation.  A material failure to perform his duties hereunder that results from the disability of the Executive shall not be considered Cause for his termination.

5.           Disability.  If the Executive shall be prevented by illness, accident, or other incapacity from properly performing his duties hereunder (and, if required by the Company, upon the furnishing of evidence satisfactory to the Company of such disability), the Company shall, during the continuance of his disability but only for the remaining term of this Agreement or six (6) months, whichever is greater, pay the Executive his compensation payable under the provisions of Section 3 (above) and continue to provide the Executive all other benefits provided hereunder, provided that any amount received during such time by the Executive under a disability insurance policy carried by the Company shall be credited against the compensation due to the Executive.  As used herein, the term “disability” shall mean the complete and total inability of the Executive, due to illness, physical or comprehensive mental impairment to substantially perform all of his duties as described herein for a consecutive period of thirty (30) days or more.

6.           Death.  In the event of the death of the Executive, except with respect to any benefits which have accrued and have not been paid to the Executive hereunder, the provisions of this Employment Agreement shall terminate immediately.  However, the Executive’s estate shall have the right to receive compensation due to the Executive as of and to the date of his death and, furthermore, to receive an additional amount equal to one-twelfth (1/12) of the Executive’s annual compensation then in effect as specified in Section 3, above.

7.           Severance Pay. Subject to the conditions set forth below, in the event that the Executive’s employment is terminated by the Company other than for Cause, whether during or after the term of this Agreement, the Executive shall be entitled, for a period of twelve (12) months following the termination, to receive compensation at an annual rate equal to the Executive’s highest cash compensation received during any 12-month period of his employment, payable at the Company’s regular payment intervals; provided, that if any of such payments would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this proviso be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the amount payable hereunder shall be reduced to the largest amount which the Executive determines would result in no portion of the payments hereunder being subject to the Excise Tax.  In addition, the Executive shall be entitled to continue to receive at the Company’s expense, coverage under the Company’s health insurance policies, or comparable coverage, during the term of such severance payments, but only until the Executive begins other employment in connection with which he is entitled to health insurance coverage.  As a condition of the Executive’s right to receive severance compensation as provided above, the Executive shall sign and deliver to the Company a release of all claims that the Executive might otherwise assert against the Company, in a form approved by the Company.  If the Executive voluntarily resigns his employment hereunder, or if his employment is terminated for Cause, the Executive shall not be entitled to any severance pay or other compensation beyond the date of termination of his employment.

8.           Change of Control/Constructive Termination.  In the event that a Change of Control of the Company, as hereinafter defined, occurs, and the Executive’s employment by the Company, or a successor to the business of the Company, is terminated by the Company or the successor in connection with, or within one year after, the occurrence of such Change of Control, or if, after a Change of Control, the Executive terminates his employment as a result of a “constructive termination” of his employment by the Company or such successor, the Executive shall be entitled for a period of two (2) years following such termination or constructive termination, to receive compensation at an annual rate equal to the Executive’s highest cash compensation received during any 12-month period of his employment, payable at the Company’s regular payment intervals; provided, that if any of such payments would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this proviso be subject to the Excise Tax, the amount payable hereunder shall be reduced to the largest amount which the Executive determines would result in no portion of the payments hereunder being subject to the Excise Tax.  For purposes of this Section, a “constructive termination” by the Company or its successor shall be deemed to occur if the Executive is assigned to another position, not comparable in terms of salary, duties, status or authority, or substantially reducing the Executive’s job responsibilities and authority from the position, responsibilities and/or authority held by the Executive prior to the Change of Control, or if the Executive’s place of work shall be moved more than 75 miles from the Executive’s place of work with the Company prior to the Change of Control.  For purposes of this Section 8, a Change of Control shall be deemed to have occurred in the event that a merger, sale of assets, sale or exchange of stock, or other corporate reorganization occurs with another corporation or other entity, following which and as a result of which, at least 50% of the ownership interest of the surviving corporation is held by persons other than the shareholders of the Company prior to such transaction, or a majority of the directors of the surviving corporation are persons other than the directors of the Company prior to such transaction.  Any notice by the Executive to the Company or its successor claiming a constructive termination of the Executive shall specify the claimed default by the Company or the successor and the Company or its successor shall have ninety (90) days to make such modifications in the Executive’s working relationship as to overcome the constructive termination.

9.           Indemnification.  The Company shall, to the fullest extent permitted by applicable law, indemnify the Executive and hold him harmless if he is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was an officer and employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Executive in connection with such action, suit or proceeding so long as the Executive acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  To the fullest extent permitted by law, the Company shall pay such expenses of the Executive in advance of the final disposition of such action upon satisfying such conditions as may be imposed by law with respect to such advances.

10.           Covenant Not to Compete.  During the continuance of his employment by the Company and for a period of twelve (12) months after termination of his employment, the Executive shall not, anywhere in the United States, engage in any business which competes directly or indirectly with the Company.  Any company or business which is engaged in the air medical transport business or the business of furnishing or retrofitting aircraft to provide medical transports shall be deemed to be engaged in business in competition with the Company.

11.           Trade Secrets and Confidential Information.  During his employment by the Company, and for a period of five (5) years thereafter, the Executive shall not, directly or indirectly, use, disseminate, or disclose for any purpose other than for the purposes of the Company’s business, any of the Company’s confidential information or trade secrets, unless such disclosure is compelled in a judicial proceeding.  Upon termination of his employment, all documents, records, notebooks, and similar repositories of records containing information relating to any trade secrets or confidential information then in the Executive’s possession or control, whether prepared by him or by others, shall be left with the Company or returned to the Company upon its request.

12.           Severability.  It is the desire and intent of the parties that the provisions of Sections 10 and 11 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular sentence or portion of either Section 10 or 11 shall be adjudicated to be invalid or unenforceable, the remaining portions of such section nevertheless shall continue to be valid and enforceable as though the invalid portions were not a part thereof.  In the event that any of the provisions of Section 10 relating to the geographic areas of restriction or the period of restriction shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas or time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened.

13.           Injunctive Relief.  The Executive agrees that any violation by him of the agreements contained in Sections 10 and 11 are likely to cause irreparable damage to the Company, and therefore agrees that if there is a breach or threatened breach by the Executive of the provisions of said sections, the Company shall be entitled to an injunction restraining the Executive from such breach.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

14.           Miscellaneous.

(a)           Notices.  Any notice required or permitted to be given under this Agreement shall be directed to the appropriate party in writing and mailed or delivered, if to the Company, to 7301 South Peoria, Englewood, Colorado 80112 or to the Company’s then principal office, if different, and if to the Executive, to such address as the Executive may have furnished to the Company for this purpose or, if the Executive has furnished no such address, to the Executive’s last known address as shown on the Company’s records.

(b)           Binding Effect.  This Agreement is a personal service agreement and may not be assigned by the Company or the Executive, except that the Company may assign this Agreement to a successor by merger, consolidation, sale of assets or other reorganization.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

(c)           Amendment.  This Agreement may not be amended except by an instrument in writing executed by each of the parties hereto.

(d)           Applicable Law.  This Agreement is entered into in the State of Colorado and for all purposes shall be governed by the laws of the State of Colorado.

(e)           Counterparts.  This instrument may be executed in one or more counterparts, each of which shall be deemed an original.

(f)           Entire Agreement.  This Agreement supersedes and replaces all prior agreements between the parties related to the employment of the Executive by the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AIR METHODS CORPORATION
By:	/s/ Aaron D. Todd
	Name:	Aaron D. Todd
	Title:	Chief Executive Officer

THE EXECUTIVE:
/s/ Paul Tate
Paul Tate